The UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2013

Giga-tronics Incorporated

(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	0-12719 (Commission File No.)	94-2656341 (IRS Employer Identification Number)

4650 Norris Canyon Road, San Ramon, CA		94583
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (925) 328-4650

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On July 8, 2013, Giga-tronics Incorporated (the “Company”) completed the sale of 5,111.86 shares of its newly designated Series D Convertible Voting Perpetual Preferred Stock (the “Series D Preferred Stock”) and a warrant to purchase 511,186 shares of common stock for $1.43 per share (the “New Warrant”) to Alara Capital AVI II, LLC, a Delaware limited liability company (the “Investor”), an investment vehicle sponsored by Active Value Investors, LLC, for aggregate consideration of $858,171, which is approximately $143.00 per share of Series D Preferred Stock. The Company previously announced that it had entered in to a Securities Purchase Agreement (“SPA”) with the Investor with respect to the sale of these securities on June 27, 2013. As contemplated by the SPA, the Company also amended the Investor’s existing warrant to purchase up to 506,219 shares of common stock (the “Existing Warrant”) to lower the exercise price to $1.43 per share and extend the expiration date of such warrant.

As a result of this transaction, the Investor beneficially own approximately 36.2% of the Company’s common stock. Each of Active Value Investors, LLC and the Investor has a business address at Parkview Tower, 1150 First Avenue, Suite 450, King of Prussia, PA 19406.

Each share of Series D Preferred Stock is initially convertible at the option of the holder into 100 shares of the Company’s common stock. The conversion ratio is subject to adjustments for stock splits, stock dividends, recapitalizations and similar transactions. If all shares of Series D Preferred Stock were immediately converted, holders of such shares would acquire 511,186 shares of common stock of the Company. Each share of Series D Preferred Stock has a liquidation preference of $143.00. If the Company pays a dividend on its common stock prior to June 1, 2014 or on or after June 1, 2014, it would be required to pay a dividend on the Series D Preferred Stock equal to 110% or 100%, respectively, of the cash dividend that would be payable on the number of shares of common stock into which each share of Series D Preferred Stock is then convertible. The Series D Preferred Stock generally votes together with the common stock, the Series B Convertible Voting Perpetual Preferred Stock and the Series C Convertible Voting Perpetual Preferred Stock on an as-converted to common stock basis on each matter submitted to the vote or approval of the holders of common stock, and would vote as a separate class with respect to certain actions that adversely affect the rights of the Series D Preferred Stock and on other matters as required by law.

The New Warrant will expire on January 8, 2016. As amended, the Existing Warrant will expire on August 7, 2015.

In accordance with the terms of the SPA, the Company and Investor entered into an Investor Rights Agreement on July 8, 2013. In the Investor Rights Agreement, the Company agrees to file certain registration statements for the resale of common stock of the Company that the Investor may acquire upon conversion of the Series D Preferred Stock, the New Warrant and the Existing Warrant, as amended.

The foregoing discussion is qualified in its entirety by reference to the SPA and the Certificate of Determination with respect to the Series D Preferred Stock included as exhibits to the Company’s Current Report on Form 8-K previously filed on July 3, 2013, and the Investor Rights Agreement, New Warrant and Existing Warrant, as amended, filed as exhibits to this Current Report on Form 8-K.

Item 3.02     Unregistered Sales of Equity Securities.

See Item 1.01 for a description of the Company’s sale of unregistered sale of securities. The Company sold the shares of Series D Preferred Stock, the New Warrant and the Existing Warrant, as amended,in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933. The Company intends to use the proceeds of the sale for working capital purposes.

Item 9.01     Financial Statements and Exhibits.

Reference is made to the exhibits listed in the Exhibit Index included with this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 12, 2013	GIGA-TRONICS INCORPORATED

By: /s/ Steven D. Lance Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
3.1	Certificate of Determination for Series D Convertible Voting Perpetual Preferred Stock (incorporated by reference to Exhibit 3.1 to the registrant’s Form 8-K filed on July 3, 2013)
4.1	Form of stock certificate for shares of Series D Convertible Voting Perpetual Preferred Stock
10.1	Securities Purchase Agreement dated June 27, 2013, between the Company and Alara Capital AVI II, LLC (incorporated by reference to Exhibit 10.1 to the registrant’s Form 8-K filed on July 3, 2013)
10.2	Warrant dated July 8, 2013, between the Company and Alara Capital AVI II, LLC (511,186 shares)
10.3	Warrant dated June 8, 2013, between the Company and Alara Capital AVI II, LLC (506,219 shares)
10.4	Investor Rights Agreement dated July 8, 2013, between the Company and Alara Capital AVI II, LLC

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